UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

__________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): July 7, 2010

FUQI INTERNATIONAL, INC.
(Exact Name of Company as Specified in Charter)

Delaware	001-33758	20-1579407
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5/F., Block 1, Shi Hua Industrial Zone Cui Zhu Road North Shenzhen, 518019 People’s Republic of China	N/A
(Address of principal executive offices)	(Zip code)

Company’s telephone number, including area code:	+86 (755) 2580-1888

N/A
 (Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 7, 2010, Fuqi International, Inc., a Delaware corporation (the “Company”), Fuqi International Holdings Co., LTD., a British Virgin Islands company and wholly-owned subsidiary of the Company, and Mr. Chujian Huang entered into an amendment (the “Amendment”) to the Intellectual Property Transfer Agreement dated April 18, 2008 (“IP Transfer Agreement”).  The IP Transfer Agreement was originally entered into in connection with Fuqi Subsidiary’s acquisition of the intellectual property rights related to Shanghai Tian Mei Jewelry Co. Ltd. and Beijing Yinzhong Tian Mei Jewelry Co. Ltd. (the “Temix Companies”), pursuant to which a total of 1,080,666 shares of common stock of the Company were issued into escrow in exchange for such intellectual property, with one-half of the shares, or 540,333 shares, to be released to Mr. Huang after each of the first and second year anniversary of the closing of the transaction upon the achievement of certain performance targets set forth in the IP Transfer Agreement.

The Amendment was entered into to amend the formula underlying the performance targets set forth in the IP Transfer Agreement.  Pursuant to the terms of the Amendment, references to the “EBITDA” in the IP Transfer Agreement were amended to refer to “Adjusted EBITDA,” which removed certain expenses such as salaries to Mr. Huang and Jianying Li, certain corporate expenses, and the valuation difference for the sold inventory items between the fair value on August 7, 2008 and the carrying value prior to Fuqi Subsidiary’s acquisition of the Temix Companies.

A copy of the Amendment is filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.  The foregoing description of the Amendment is a summary only and is subject to, and qualified in its entirety by, such exhibit.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit Number	Description

10.1	Amendment to IP Transfer Agreement dated July 7, 2010 entered into by and between the Company, Fuqi International Holdings Co., LTD., and Mr. Chujian Huang.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 12, 2010	FUQI INTERNATIONAL, INC.

	By:	/s/ Yu Kwai Chong
	Name	Yu Kwai Chong
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Amendment to IP Transfer Agreement dated July 7, 2010 entered into by and between the Company, Fuqi International Holdings Co., LTD., and Mr. Chujian Huang.